                                                                  Exhibit (c)(5)

                                       AMENDMENT TO RIGHTS AGREEMENT BETWEEN
                                  UNION TEXAS PETROLEUM HOLDINGS, INC. AND
                                  FIRST CHICAGO TRUST COMPANY OF NEW YORK

          THIS AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") is made as of this third day of May, 1998 by and between Union Texas Petroleum Holdings, Inc., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, a New York corporation, as rights agent (the "Rights Agent"). Capitalized terms used but not defined herein shall have the meanings give to such terms in the Merger Agreement (as defined below).

          WHEREAS, the Corporation is entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement") among the Company, Atlantic Richfield Company, a Delaware corporation ("Parent"), and VWK Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("the Sub"), providing for transactions (collectively, the "Merger") pursuant to which, among other things, the Company will become a wholly-owned subsidiary of Parent and the former stockholders of the Company will receive the Merger Consideration;

          WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of September 12, 1997 (the "Rights Agreement"); and

          WHEREAS, the parties desire to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

               1. The definition of "Acquiring Person" set forth in Section 1 of the Rights Agreement is hereby amended by adding the following sentence to the end of that definition:

                    Notwithstanding the foregoing, no Person shall be or become an Acquiring Person by reason of (i) the execution and delivery of the Agreement and Plan of Merger dated as of May 4, 1998 among the Company, Atlantic Richfield Company, a Delaware corporation ("Parent"), and , a Delaware corporation ("Sub"), (the "Merger Agreement") or the execution of any amendment thereto, (ii) the purchase of Common Stock by Parent or Sub pursuant to (A) the Offer or (B) Section 4 of the Stockholder Agreement dated May 4, 1998 among Parent, KKR Partners II, L.P., a Delaware limited partnership, and Petroleum Associates, L.P., a Delaware limited partnership (the "Stockholder Agreement") or (iii) the consummation of the other Transactions.

               2. Section 7(a)(i) of the Rights Agreement shall be amended to read in its entirety as follows:

                        (i) the earlier of (1) the consummation of the Offer (as
                    defined in the Merger Agreement) or (2) the Close of Business on September 30, 2007.

               3. The definition of "Stock Acquisition Date" included in
Section 1 of the Rights Agreement shall be amended by adding the following sentence to the end of such definition:

                    Notwithstanding anything else set forth in this Agreement, a
               Stock Acquisition Date shall not be deemed to have occurred by reason of (i) the public announcement, public disclosure, execution and delivery or amendment of the Merger Agreement, (ii) the public announcement, public disclosure, execution and delivery or amendment of the Stockholder Agreement, (iii) the purchase of Common Stock by Parent or Sub pursuant to (A) Section 4 of the Stockholder Agreement or (B) the consummation of the Offer or (iv) the consummation of any of the other Transactions.

               4. Section 3(a) of the Rights Agreement shall be amended by adding the following sentence to the end thereof:

                    Notwithstanding anything else set forth in this Agreement, no Distribution Date shall be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, (ii) the execution and delivery or amendment of the Stockholder Agreement, (iii) the purchase of Common Stock by Parent or Sub pursuant to (A) Section 4 of the Stockholder Agreement or (B) the consummation of the Offer or (iv) the consummation of any of the other Transactions.

               5. The first paragraph of Section 13(c) of the Rights Agreement shall be amended to read in its entirety as follows:

                    The Company shall not consummate any consolidation, merger, sale or transfer referred to in Section 13(a) (other than any such transaction contemplated by the Merger Agreement or the Stockholder Agreement) unless the Principal Party shall have a sufficient number of authorized shares of its

          Common Stock which have not been issued or reserved for issuance to permit the exercise in full of the Rights in accordance with this
          Section 13 and unless prior thereto the Company and the Principal Party involved therein shall have executed and delivered to the Rights Agent an agreement confirming that the requirements of Section 13(a) and (b) shall promptly be performed in accordance with their terms and that such consolidation, merger, sale or transfer of assets shall not result in a default by the Principal Party under this Agreement as the same shall have been assumed by the Principal Party pursuant to Sections 13(a) and (b) hereof and further providing that, as soon as practicable after executing such agreement pursuant to this Section 13, the Principal Party will:

          6. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

          7. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

                                        UNION TEXAS PETROLEUM HOLDINGS, INC.,

                                               by
                                                   -----------------------
                                                   Name: John L. Whitmire
                                                   Title: Chairman of the
                                                          Board and Chief
                                                          Executive Officer


                                              Attest:   _________________
                                                        Name:
                                                        Title:


                                        FIRST CHICAGO TRUST COMPANY OF NEW
                                        YORK, RIGHTS AGENT,
                                             by  /s/ Gerard O'Leary
                                                 -----------------------
                                                 Name:  Gerard O'Leary
                                                 Title: Vice President



Attest:   /s/ Mary E. Garcia
          -----------------
          Name:  Mary   E. Garcia
          Title: Customer Servie Officer